EXHIBIT 23.4
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            Consent of Independent Registered Public Accounting Firm
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The Board of Directors
Allaire Community Bank:

We consent to inclusion in Amendment No. 1 to the Registration Statement (No. 333-119476), on Form S-4 filed by Monmouth Community Bancorp, of our report dated February 5, 2004, except for Note 13, which is as of June 30, 2004, relating to the consolidated balance sheets of Allaire Community Bank and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, included herein, and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus.


                                    KPMG LLP


Short Hills, New Jersey
November 2, 2004